Exhibit 97.2
CHUBB INA HOLDINGS INC.
ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION RECOVERY POLICY
Chubb INA Holdings Inc., a Delaware corporation (“Chubb INA”), a subsidiary of Chubb Limited, a Swiss company (“Chubb Limited”), adopts the Chubb Limited Erroneously Awarded Incentive-Based Compensation Recovery Policy (the “Chubb Limited Policy”), as it may be amended from time to time in accordance with its terms, as Chubb INA’s policy (the “Chubb INA Policy”) intended to comply with the requirements of Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual and to satisfy the requirements of Rule 10D-1 of the Securities Exchange Act of 1934 (“Exchange Act”), as adopted by the Securities and Exchange Commission (“SEC”) to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, with the following changes and clarifications:
1.References to the “Company” shall be references to Chubb INA;

2.References to the “Board” shall remain references to the Board of Directors of Chubb Limited; except that the Board of Directors of Chubb INA may amend, modify, supplement, rescind or replace the Chubb INA Policy from time to time and may terminate this Policy at any time, in each case in its sole discretion;

3.References to the “Committee” shall remain references to the Compensation Committee of the Board of Directors of Chubb Limited; and references to the “Audit Committee” shall remain references to the Audit Committee of the Board of Directors of Chubb Limited;

4.References to SEC filings and securities law disclosure requirements include references to Chubb Limited’s SEC filings and securities law disclosure requirements; and

5.Except as provided above, any capitalized term which is not defined herein has the meaning set forth in the Chubb Limited Policy.

Adopted: November 27, 2023

1